Exhibit 3.12

ARTICLES OF INCORPORATION

OF

SENSAGE, INC.

ARTICLE I

The name of the Corporation is SenSage, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name of the Corporation’s initial agent for service of process in the State of California, in accordance with subdivision (b) of Section 1502 of the General Corporation Law, is: CT Corporation System.

ARTICLE IV

The Corporation is authorized to issue only one class of shares, and the total number of shares that the Corporation is authorized to issue is five thousand (5,000).

ARTICLE V

Section 1.          The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.          The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

Section 3.          Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.